Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Metropolitan Bank Holding Corp. and Subsidiary of our report dated August 31, 2017 relating to the consolidated financial statements of Metropolitan Bank Holding Corp. and Subsidiary for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey

November 17, 2017